Exhibit 99.1

BGC Partners Reports Fourth Quarter and Full Year 2018 Financial Results

Declares Quarterly Dividend of 14 Cents

Conference Call to Discuss Results Scheduled for 10:00 AM ET Today

NEW YORK, NY – February 14, 2019 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners” or “BGC” or “the Company”), a leading global brokerage and financial technology company, today reported its financial results for the quarter and year ended December 31, 2018.

Select Results Compared to the Year-Earlier Period1

BGC spun off all of the shares of its former subsidiary Newmark Group, Inc. (NASDAQ: NMRK) (“Newmark”) held by BGC to the stockholders of BGC on November 30, 2018 (the “Spin-Off” or “Distribution”).2 Newmark is a full-service commercial real estate services business that completed its initial public offering (“IPO”) on December 19, 2017. Because BGC did not own any shares of Newmark as of December 31, 2018, Newmark’s results are presented as discontinued operations within BGC’s consolidated results for all periods through the November 30, 2018 spin-off date. Newmark’s results are not included in BGC’s consolidated results presented after November 30, 2018. Unless otherwise stated, all the tables and results below through the Outlook section reflect only BGC’s results from continuing operations. See section on Discussion of Financial Results in this document. 3

Highlights of Results from Continuing Operations (USD millions)	4Q18	4Q17	Change	FY18	FY17	Change
Revenues	$466.4	$432.0	8.0%	$1,937.8	$1,751.0	10.7%
GAAP income (loss) before income taxes	(23.9)	(71.2)	NMF	179.8	4.1	NMF
GAAP net income (loss) for fully diluted shares	(21.9)	(80.3)	NMF	73.7	(124.8)	NMF
Pre-tax Adjusted Earnings before noncontrolling interest in subsidiaries and taxes	85.5	57.9	47.7%	393.5	299.6	31.3%
Post-tax Adjusted Earnings	70.4	56.0	25.8%	335.8	288.5	16.4%
Adjusted EBITDA	99.7	78.4	27.1%	500.6	401.4	24.7%

Per Share Results from Continuing Operations	4Q18	4Q17	Change	FY18	FY17	Change
GAAP net income (loss) per fully diluted share	($0.07)	($0.28)	NMF	$0.23	($0.43)	NMF
Post-tax Adjusted Earnings per share	$0.14	$0.12	16.7%	$0.69	$0.64	7.8%

Management Comments

“We continued to grow our business and profits in 2018. Our revenues were up by 8 percent and 11 percent for the quarter and year, respectively”, said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC. “The Company focuses on shareholder returns and successfully building new brokerage verticals. We are pleased to have completed the spin-off of Newmark to our shareholders. The spin-off will enhance Newmark’s ability to execute its successful growth strategy and to create value for our investors as a stand-alone commercial real estate services company. We expect to continue to deliver strong returns to our shareholders as we grow our fully electronic Fenics business,4 hire profitably, and acquire accretively.”

[1]

U.S. Generally Accepted Accounting Principles is referred to as “GAAP”. See the sections of this document and/or the Company’s most recent financial results press release in which the Company’s non-GAAP results are reconciled to those under GAAP for the complete and revised definitions of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and these non-GAAP items for the periods discussed herein.

[2]

This includes the shares of Newmark Class A and Class B common stock owned by BGC, as well as the shares of Newmark common stock into which the limited partnership units of Newmark Holdings, L.P. and Newmark Partners, L.P. owned by BGC were exchanged prior to and in connection with the Spin-Off. For more information, see the press release titled “BGC Partners Announces Completion of Spin-Off of Newmark” dated November 30, 2018, and the related filing on Form 8-K filed before market open on December 6, 2018.

[3]

Post-spin BGC represented what BGC financial results would be had the spin-off of Newmark occurred prior to the Distribution date of November 30, 2018. Post-spin BGC can also be defined as the results for BGC’s Financial Services segment plus its pro-rata portion of corporate items.

[4]

For the purposes of this document, all of the Company’s fully electronic businesses may be collectively referred to as “Fenics”. Fenics includes revenues from fully electronic brokerage, as well as data, software, and post-trade services.

Mr. Lutnick added: “I am pleased to announce that our board declared a 14 cent qualified dividend for the fourth quarter. At yesterday’s closing stock price, this translates into a 9.1 percent annualized yield”.

Shaun D. Lynn, President of BGC, said: “Our full year revenue growth was virtually entirely organic across all of our asset classes. This was led by a 12 percent improvement in our rates business, 16 percent growth in our foreign exchange business and a 12 percent increase in our energy and commodities business. We have continued to benefit from improved front office productivity and our successful integration of our recent acquisitions. We expect to grow our insurance and energy and commodities businesses over time, as we recently completed the acquisitions of Ed Broking Group and Poten & Partners”.5

“Our Fenics business generated strong double-digit growth for the fourth quarter of 2018 across all its major businesses: rates, credit, FX and data, software, and post-trade (“DSPT”). Within our Fenics business, total revenues were up by 21 percent and once again increased as a percentage of our total revenues. Fully electronic brokerage revenues also increased by 21 percent while revenues from our high margin data, software, and post-trade business were up by 26 percent. We expect these businesses to further grow as we continue to invest in technology, convert our voice and hybrid business to more profitable fully electronic trading, and continue to roll out new initiatives across DSPT”.

Mr. Lynn concluded: “Average revenue per broker/salesperson6 increased by 12 percent for the full year and by 5 percent in the quarter. This was the eighth consecutive quarter in which we generated an increase in front-office productivity. This improvement is due to our continued investment in technology and the ongoing successful integration of recent acquisitions and front-office hires onto our platform. As we roll out new products and services across Fenics, and our brokers and salespeople increase their productivity, we expect to deliver strong performance and organically increase our revenues, market share, and profits.”

Dividend Information

On February 13, 2019, BGC Partners’ Board of Directors declared a quarterly qualified cash dividend of $0.14 per share payable on March 20, 2019 to Class A and Class B common stockholders of record as of March 6, 2019. The ex-dividend date will be March 5, 2019.

Discussion of Financial Results

Unless otherwise stated, all the tables and financial results in this document through the Outlook section reflect continuing operations of BGC and will not match the results and tables in the Company’s press release for the fourth quarter and full year of 2017 dated February 9, 2018. The financial results from continuing operations of BGC do not present a distinct corporate segment and are generally comparable to the stand-alone results for BGC Partners excluding Newmark Group, referred to as “post-spin BGC” in previous documents. Post-spin BGC represented what BGC financial results would have been had the spin-off of Newmark occurred prior to the Distribution date of November 30, 2018. Post-spin BGC can also be defined as the results for BGC’s Financial Services segment plus its pro-rata portion of corporate items.

Unless otherwise stated, all results provided in this document compare the fourth quarter or full year 2018 with the year-earlier periods. Certain reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. With the exception of reporting Newmark as a discontinued operation, any such reclassifications would have had no impact on consolidated revenues or earnings for GAAP and would leave consolidated pre- and post-tax Adjusted Earnings for the prior periods essentially unchanged all else being equal. Certain numbers and percentage changes listed throughout this document may not sum due to rounding.

Online Availability of Investor Presentation and Additional Financial Tables

An investor presentation as well as Excel versions of the tables at the end of this document are available for download http://ir.bgcpartners.com. The Excel tables and presentation contain the results discussed in this

[5]

See press releases titled “BGC Partners Completes Acquisition of Ed Broking Group Limited” dated February 1, 2019 and “BGC Partners Acquires Poten & Partners, a Leading Ship Brokerage and Consulting Company” dated November 16, 2018.

[6]

The productivity figures include revenues from total brokerage revenues, data, software, and post-trade. The average revenues for all producers are approximate and based on the total revenues divided by the weighted-average number of producers for the period. Any total headcount numbers are based on period-end figures”.

document as well as other useful information that may not be contained herein. Those viewing BGC’s financial results release online should see the link to the tables and presentation near the top of the page at http://ir.bgcpartners.com. Newmark released its fourth quarter and full year 2018 financial results on Tuesday, February 12, 2019 and its related conference call and webcast of its conference call took place at 10:00 a.m. ET on the same day. Further details regarding Newmark’s fourth quarter results can be found at http://ir.ngkf.com.

Results from Continuing Operations

Overall industry volumes tend to be seasonally strongest in the first calendar quarter of the year, sequentially slower in each of the next two quarters, and slowest in the fourth calendar quarter.

Details of Results from Continuing Operations (USD millions)	4Q18	4Q17	Change	FY18	FY17	Change
Rates revenues	$136.0	$118.6	14.6%	$570.2	$510.9	11.6%
Foreign exchange revenues	87.6	80.8	8.5%	375.9	324.4	15.9%
Equities, insurance, and other asset classes revenues	90.0	86.7	3.8%	357.0	327.4	9.0%
Credit revenues	67.5	65.8	2.5%	292.2	284.6	2.7%
Energy and commodities revenues	53.8	54.2	(0.7)%	228.2	204.0	11.9%
Total brokerage revenues	434.9	406.1	7.1%	1,823.4	1,651.2	10.4%
Data, software, and post-trade revenues, net of inter-company eliminations	18.2	14.4	26.4%	65.2	54.6	19.5%
Interest, fees from related parties, and other revenues	13.3	11.5	15.7%	49.2	45.2	8.9%
Total revenues	466.4	432.0	8.0%	1,937.8	1,751.0	10.7%

Nearly all the revenue growth listed above was organic. Fourth quarter 2018 revenues would have been at least $8 million higher, but for the strengthening of the U.S. dollar. During the fourth quarter of 2018, BGC agreed to sell CSC Commodities UK Limited, which was recorded as part of its energy and commodities businesses, but was not consistent with the Company’s long-term strategy for low-risk growth. In addition, BGC acquired Poten & Partners, a ship brokerage, consulting and business intelligence firm specializing in liquefied natural gas, tanker and liquefied petroleum gas markets, on November 15, 2018. BGC also completed the acquisition of Ed Broking Group, an independent Lloyd’s of London insurance broker, on January 31, 2019.

Fenics Results in Continuing Operations (USD millions)	4Q18	4Q17	Change	FY18	FY17	Change
Total fully electronic brokerage revenues	$46.0	$37.9	21.3%	$195.9	$168.3	16.4%
Data, software, and post-trade revenues	18.2	14.4	26.4%	65.2	54.6	19.5%
Data, software, and post-trade revenues (inter-company)	15.5	13.5	14.4%	64.3	54.0	19.0%
Total Fenics revenues	79.6	65.8	21.0%	325.4	276.9	17.5%

In the table above, revenues for Fenics are broken out from the Results from Continuing Operations. Revenues from inter-company data, software, and post-trade are eliminated upon consolidation.

Consolidated Expenses from Continuing Operations7

Consolidated Expenses from Continuing Operations (USD millions)	4Q18	4Q17	Change	FY18	FY17	Change
Compensation and employee benefits under GAAP	$250.8	$248.7	0.8%	$1,007.5	$956.2	5.4%
Allocations of net income and grant of exchangeability to limited partnership units and FPUs and issuance of common stock	84.3	93.2	(9.5)%	199.2	227.5	(12.4)%
Non-compensation expenses under GAAP	160.0	165.8	(3.5)%	609.1	594.1	2.5%
Total expenses under GAAP	495.1	507.7	(2.5)%	1,815.8	1,777.9	2.1%

Compensation and employee benefits for Adjusted Earnings	236.6	226.9	4.3%	990.2	931.6	6.3%
Non-compensation expenses for Adjusted Earnings	143.1	149.7	(4.4)%	563.7	548.0	2.9%
Total expenses for Adjusted Earnings	379.7	376.5	0.8%	1,553.9	1,479.5	5.0%

Fourth quarter 2018 expenses for GAAP decreased due to lower non-compensation expenses and lower combined grants of exchangeability and economically similar GAAP charges with respect to the redemption of certain units and issuance of an offsetting amount of common stock. Higher GAAP expenses for the full year 2018 reflect the impact of higher revenues on variable compensation and recent acquisitions and hires.

Taxes and Noncontrolling Interest from Continuing Operations

Taxes and Noncontrolling Interest from Continuing Operations (USD millions)	4Q18	4Q17	Change	FY18	FY17	Change
GAAP provision for income taxes	$17.0	$41.1	(58.7)%	$76.1	$92.8	(17.9)%
Provision for income taxes for Adjusted Earnings	12.0	1.9	546.1%	45.9	9.6	377.1%
GAAP net income (loss) attributable to noncontrolling interest in subsidiaries	(19.0)	(32.0)	NMF	30.0	36.2	(17.1)%
Net income (loss) attributable to noncontrolling interest in subsidiaries for Adjusted Earnings	3.1	0.0	NMF	11.7	1.5	694.1%

The Adjusted Earnings tax provision for income taxes in the year earlier periods benefitted from significant GAAP charges related to grants of exchangeability and economically similar GAAP charges with respect to the redemption of certain units and issuance of an offsetting amount of common stock. Such charges relating to equity-based compensation can vary from quarter to quarter. The Adjusted Earnings tax provision for income taxes in the fourth quarter and full year 2018 were higher due to higher pre-tax Adjusted Earnings and lower equity-based compensation charges.

BGC’s continuing operations tax rate for the full year 2018 for Adjusted Earnings was approximately 11.7 percent, consistent with the high end of its previous outlook of approximately 11.0 percent to 11.8 percent. BGC expects its Adjusted Earnings from continuing operations tax rate to be between 11 percent and 12 percent in 2019.

Following the spin-off of Newmark, noncontrolling interest under Adjusted Earnings will no longer reflect the allocation of income to the pro-rata ownership of certain shares and/or units of BGC. As such, BGC’s noncontrolling interest under Adjusted Earnings is expected to meaningfully decline from the first quarter of 2019 onward.

[7]

In the fourth quarter and full year of 2018, this included $78.6 million and $160.8 million, respectively, in grants of exchangeability and issuance of common stock, and $5.8 million and $38.4 million, respectively, in allocation of net income to limited partnership units and Founding Partner Units (“FPUs”). These figures were $92.2 million and $176.5 million in the fourth quarter and full year of 2017, respectively, in grants of exchangeability and issuance of common stock and $1.0 million and $51.0 million in the fourth quarter and full year of 2017, respectively, in allocation of net income to limited partnership units and FPUs.

Consolidated Share Count from Continuing Operations

Consolidated Share Count from Continuing Operations (USD millions)	4Q18	4Q17	Change	FY18	FY17	Change
Fully diluted weighted-average share count under GAAP	331.4	290.9	13.9%	323.8	287.4	12.7%
Fully diluted weighted-average share count for Adjusted Earnings	498.5	462.9	7.7%	486.7	454.3	7.1%
Fully diluted spot share count under GAAP and Adjusted Earnings	518.8	467.4	11.0%	518.8	467.4	11.0%

The GAAP weighted average share counts shown above exclude certain share equivalents in order to avoid anti-dilution. The spot share count for both GAAP and Adjusted Earnings increased year-on-year due in large part to the sale of 19.4 million BGC Class A common shares from December 19, 2017, through March 6, 2018 for net proceeds of $270.9 million. $242.0 million of these proceeds were used to purchase 16.6 million newly issued exchangeable limited partnership units of Newmark during the first quarter of 2018, which Newmark used to repay $242.0 million of long term debt.8 The repayment of pre-existing debt owed to or guaranteed by BGC was part of the requirements for a tax free spin-off of Newmark. Excluding these 19.4 million shares, the spot fully diluted share count at the end of 2018 would have increased by approximately 7 percent from a year ago. Due to the change in corporate structure with respect to the spin-off of Newmark, BGC’s noncontrolling interest in subsidiaries declined and its fully-diluted share count increased as of year-end, with no impact on earnings or earnings per share.

Going forward, BGC expects to take a number of steps to reduce share issuance. These may include using a greater percentage of cash with respect to acquisitions, employee compensation, and new hires. The Company anticipates these steps having no impact on its ability to attract and retain industry-leading talent or to make accretive acquisitions. BGC expects its year-end fully diluted share count to grow by between 5 percent and 6 percent year-over-year in 2019. The outlook for 2019 includes no material acquisitions, buybacks, or meaningful changes to the Company’s stock price.9

Select Balance Sheet from Continuing Operations Data10

Select Balance Sheet from Continuing Operations Data (USD millions except per share data)	December 31, 2018	December 31, 2017
Cash and cash equivalents	$336.5	$513.3
Liquidity	410.9	552.1
Notes payable and other borrowings	763.5	575.0
Book value per share	2.28	2.17
Total capital	887.9	1,186.2

Total capital and liquidity decreased primarily due items related to the spin-off of Newmark. The Company believes that it has a strong and liquid balance sheet, as its debt, net of liquidity, is approximately 0.7 times Adjusted EBITDA. Between BGC’s $410.9 million of liquidity, its strong Adjusted EBITDA generation, and its $350 million revolving credit facility, the Company has ample resources with which to invest for growth.

Outlook

*	BGC anticipates first quarter 2019 revenues of between $515 million and $555 million.
*	BGC expects pre-tax Adjusted Earnings before noncontrolling interest in subsidiaries and taxes to be in the range of $98 million and $112 million for the three months ended March 31, 2019.

[8]

For more information, see the March 7 2018 press release titled “BGC Partners and Newmark Group to Repay Remaining Balance of $575 million Unsecured Senior Term Loan” and the corresponding Securities and Exchange Commission filing on Form 8-K made on the same date.

[9]	BGC’s closing price was $6.22 on February 12, 2019. BGC’s year to date volume-weighted average price (“VWAP”) was $5.98 from January 2, 2019 through February 12, 2019. Its VWAP was $7.56 in 2018.
[10]

Liquidity is the sum of cash and cash equivalents plus marketable securities that have not been financed, reverse repurchase agreements if any, and securities owned, less securities loaned and repurchase agreements. “Cash segregated under regulatory requirements” is not included in liquidity. Total capital is defined as redeemable partnership interest, total stockholders' equity and noncontrolling interest in subsidiaries.

*	BGC anticipates its Adjusted Earnings tax rate to be in the range of approximately 11 percent and 12 percent for the first quarter of 2019.
*	BGC expects its year-end fully diluted share count to grow by between 5 percent and 6 percent year-over-year in 2019.
*	The Company’s outlook assumes no material acquisitions, investments, or share repurchases.

As previously disclosed, BGC will add back GAAP charges relating to equity-based compensation for Adjusted Earnings and Adjusted EBITDA rather than expenses related to grants of exchangeability and issuance of common stock. The Company’s outlook for Adjusted Earnings reflects this new presentation. In addition, the Company no longer expects to exclude GAAP charges with respect to employee loan amortization and reserves on employee loans when calculating Adjusted EBITDA beginning in the first quarter of 2019. Please see the section of this document titled “Simplifying Non-GAAP Reporting Beginning in 2019” for more details. BGC anticipates updating its outlook before the end of March 2019.

Differences between Consolidated Results for Adjusted Earnings and GAAP from Continuing Operations

This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Non-GAAP financial measures used by the Company include “Adjusted EBITDA”, “pre-tax Adjusted Earnings”, and “post-tax Adjusted Earnings”. These terms are defined later in this document. The following sections describe the main differences between results as calculated for Adjusted Earnings and GAAP from continuing operations for the periods discussed herein.

Differences between Other income (losses), net, for Adjusted Earnings and GAAP from Continuing Operations

In the fourth quarters of 2018 and 2017, non-cash gains of $2.4 million and $1.6 million, respectively, related to BGC’s investments accounted for under the equity method, were included as part of “Other income (losses), net” under GAAP but were excluded for Adjusted Earnings. For the full years 2018 and 2017, these amounts were gains of $7.4 million and $4.6 million, respectively.

In the fourth quarter of 2018, a non-cash loss of $0.7 million related to a fair value adjustment of an investment held by BGC was included as part of “Other income (losses), net” under GAAP, but excluded for Adjusted Earnings. For the full year 2018, this amount was a non-cash gain of $37.6 million. There were no such non-cash gains in the fourth quarter of 2017 and full year 2017.

Adjusted Earnings calculations for the fourth quarters of 2018 and 2017 also excluded additional net gains of $4.3 million and $0.5 million, respectively as part of “(Gains) and charges with respect to acquisitions, dispositions and/or resolutions of litigation, and other non-cash, non-dilutive items, net”. For the full years 2018 and 2017, these amounts were a net gain of $3.2 million and a net loss of $1.8 million, respectively.

Differences between Compensation Expenses for Adjusted Earnings and GAAP from Continuing Operations

In the fourth quarter of 2018 and full year 2018, the difference between compensation expenses as calculated for GAAP and Adjusted Earnings included $78.6 million and $160.8 million, respectively, in grants of exchangeability and economically similar GAAP charges with respect to the redemption of certain units and issuance of an offsetting amount of common stock; $5.8 million and $38.4 million, respectively, in allocation of net income to limited partnership units and FPUs; and acquisition-related compensation expenses of $13.0 million.

In the fourth quarter of 2017 and full year 2017, the difference between compensation expenses as calculated for GAAP and Adjusted Earnings included $92.2 million and $176.5 million, respectively, in grants of exchangeability and economically similar GAAP charges with respect to the redemption of certain units and issuance of an offsetting amount of common stock; $1.0 million and $51.0 million, respectively, in allocation of net income to limited partnership units and FPUs; and charges related to additional reserves on employee loans of $20.0 million and $16.8 million respectively.

In the fourth quarter of 2018 and full year 2018, $1.1 million and $4.3 million, respectively, in GAAP non-cash charges related to the amortization of GFI employee forgivable loans granted prior to the closing of the January 11, 2016 back-end merger with GFI were also excluded from the calculation of pre-tax Adjusted Earnings as part of “(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, and other non-cash, non-dilutive items, net”. For the fourth quarter of 2017 and full year 2017, the corresponding amounts were $1.9 million and $7.9 million, respectively.

Differences between Certain Non-compensation Expenses for Adjusted Earnings and GAAP from Continuing Operations

The difference between non-compensation expenses in the fourth quarters of 2018 and 2017 as calculated for GAAP and Adjusted Earnings included additional “(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, and other non-cash, non-dilutive items, net”. These included $7.6 million and $7.1 million, respectively, of non-cash GAAP charges related to amortization of intangibles; $3.1 million and $4.8 million, respectively, of acquisition related costs; $0.6 million and $3.0 million, respectively, of non-cash GAAP impairment charges; and various other GAAP items that together came to net charges of $2.3 million and $1.2 million, respectively.

For the full years 2018 and 2017, additional “(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, and other non-cash, non-dilutive items, net” included $27.3 million and $26.3 million, respectively, of non-cash GAAP charges related to amortization of intangibles; $5.8 million and $7.4 million, respectively, of acquisition related costs; $1.1 million and $5.1 million, respectively, of other non-cash GAAP impairment charges; and various other GAAP items that together came to net charges of $8.0 million and $7.4 million, respectively.

In addition, for the fourth quarter of 2018 and full year 2018, the difference between non-compensation expenses in as calculated for GAAP and Adjusted Earnings included non-cash charges of $3.2 million of amortized rents incurred by the company during the build-out phase of the company’s new UK based headquarters. There were no such charges in 2017.

Differences between Taxes for Adjusted Earnings and GAAP from Continuing Operations

BGC’s GAAP provision for income taxes from 2016 forward is calculated based on an annualized methodology. The Company’s GAAP provision for income taxes was $17.0 million and $41.1 million for the fourth quarters of 2018 and 2017, respectively, and $76.1 million and $92.8 million for the full years 2018 and 2017, respectively. The Company includes additional tax-deductible items when calculating the provision for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation with respect to limited partnership unit exchange, employee loan amortization, and certain net-operating loss carryforwards.

The non-GAAP provision for income taxes was adjusted by $(5.0) million and $(39.2) million for the fourth quarters of 2018 and 2017, respectively, and by $(30.2) million and $(83.2) million for the full years 2018 and 2017, respectively. As a result, the provision for income taxes with respect to Adjusted Earnings was $12.0 million and $1.9 million for the fourth quarters of 2018 and 2017, respectively, and $45.9 million and $9.6 million for the full years 2018 and 2017, respectively. The calculation of taxes for Adjusted Earnings excluded the effect of the 2017 U.S. Tax Cuts and Jobs Act.

BGC Conference Call and Investor Presentation

BGC will host a conference call on the date of this release at 10:00 a.m. ET to discuss these results. A webcast of the call, along with an investor presentation summarizing BGC’s consolidated Adjusted Earnings results, will be accessible via the following:

http://ir.bgcpartners.com (an HTML version with Excel financial tables or PDF)

http://ir.bgcpartners.com/news-releases (an HTML version with Excel financial tables or PDF)

http://bgcpartners.com/category/bgc-releases/ (PDF only)

A listing of minimum system requirements can be found here:

http://event.on24.com/view/help/ehelp.html?text_language_id=en&fh=true&flashconsole=true&ngwebcast=true

A webcast replay of the conference call is expected to be accessible at http://ir.bgcpartners.com within 24 hours of the live call and will be available for 365 days following the call. Additionally, call participants may dial in with the following information:

LIVE CALL:

Date - Start Time: 2/14/2019 at 10:00 a.m. ET

U.S. Dial In: 1-844-309-0609

International Dial In: 1-574-990-9937

Passcode: 428-9425

REPLAY:

Available From – To: 2/14/2019 1:00 p.m. ET – 2/21/2019 1:00 p.m. ET

U.S. Dial In: 1-855-859-2056

International Dial In: 1-404-537-3406

Passcode: 428-9425

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above URLs into your browser's address bar.)

Non-GAAP Financial Measures

This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Non-GAAP financial measures used by the Company include “pre-tax Adjusted Earnings” “post-tax Adjusted Earnings”, and “Adjusted EBITDA”. These terms are defined later in this document. Adjusted Earnings and Adjusted EBITDA exclude charges with respect to grants of exchangeability. Whenever GAAP charges with respect to grants of exchangeability are discussed by the Company, such charges reflect the right of holders of limited partnership units with no capital accounts, such as LPUs and PSUs, to exchange these units into shares of common stock, or into partnership units with capital accounts, such as HDUs, as well as cash paid with respect to taxes withheld or expected to be owed by the unit holder upon such exchange.

The withholding taxes related to the exchange of certain non-exchangeable units without a capital account into either common shares or units with a capital account may be funded by the redemption of preferred units such as PPSUs. Any preferred units would not be included in the Company’s fully diluted share count because they cannot be made exchangeable into shares of common stock and are entitled only to a fixed distribution. Preferred units are granted in connection with the grant of certain limited partnership units that may be granted exchangeability at ratios designed to cover any withholding taxes expected to be paid by the unit holder upon exchange. This is an alternative to the common practice among public companies of issuing the gross amount of shares to employees, subject to cashless withholding of shares, to pay applicable withholding taxes.

Adjusted Earnings and Adjusted EBITDA exclude GAAP charges with respect to the grant of an offsetting amount of common stock in connection with the redemption non-exchangeable units, including PSUs and LPUs. Such charges are economically similar to grants of exchangeability and reflect the value of the common stock issued. These charges are non-dilutive, as the units had been included when issued for diluted earnings per share calculations.

In addition, Adjusted Earnings and Adjusted EBITDA exclude GAAP charges with respect to allocations of net income to limited partnership units and FPUs. Such allocations represent the pro-rata portion of post-tax GAAP earnings available to such unit holders. These units are in the fully diluted share count and may be made exchangeable into shares of common stock or, when applicable, into partnership units with capital accounts that may be made exchangeable into common shares. When such units are exchanged into common shares, unit holders become entitled to cash dividends rather than cash distributions. The Company views such allocations as intellectually similar to dividends on common shares. Because dividends paid on common shares are not an expense under GAAP, management believes similar allocations of income to unit holders should also be excluded when analyzing the Company’s results on a fully diluted share basis with respect to Adjusted Earnings and Adjusted EBITDA.

Adjusted Earnings calculations also exclude certain unusual, one-time, non-ordinary or non-recurring items, if any, including certain gains and charges with respect to acquisitions, dispositions, or resolutions of litigation. These items are excluded from Adjusted Earnings because the Company views excluding such items as a better reflection of the ongoing operations of BGC.

Adjusted Earnings Defined

BGC Partners uses non-GAAP financial measures including, but not limited to, “pre-tax Adjusted Earnings” and “post-tax Adjusted Earnings”, which are supplemental measures of operating results that are used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. BGC believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers when managing its business. The following definitions have been updated to reflect only BGC’s continuing operations, which excludes the impact of the Company’s former subsidiary, Newmark Group, Inc.

As compared with “income (loss) from continuing operations before income taxes” and “net income (loss) from continuing operations per fully diluted share”, all prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders, as described below. In addition, Adjusted Earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary results of BGC.

Adjustments Made to Calculate Pre-Tax Adjusted Earnings

BGC defines pre-tax Adjusted Earnings as GAAP income (loss) from continuing operations before income taxes and noncontrolling interest in subsidiaries, excluding items such as:

*	Non-cash GAAP asset impairment charges, if any;
*	Allocations of net income to limited partnership units and FPUs;
*	Non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions;
*

GAAP charges relating to grants of exchangeability of partnership units with no capital accounts into shares of common stock or into partnership units with capital accounts, and, in conjunction with the exchange of such units, the redemption of preferred units;

*	GAAP charges with respect to the grant of an offsetting amount of common stock in connection with the redemption of certain units; and
*	Unusual, one-time, non-ordinary, or non-recurring items.

Virtually all of BGC’s key executives and producers have equity or partnership stakes in the Company and its subsidiaries and generally receive deferred equity or limited partnership units as part of their compensation. A significant percentage of BGC’s fully diluted shares are owned by its executives, partners and employees. The Company issues limited partnership units as well as other forms of equity-based compensation, including grants of exchangeability into shares of common stock, to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and revenue growth.

When the Company issues limited partnership units, the shares of common stock into which the units can be ultimately exchanged are included in BGC’s fully diluted share count for Adjusted Earnings at the beginning of the subsequent quarter after the date of grant because the unit holder could be granted the ability to exchange their units into shares of common stock in the future. Generally, units other than preferred units are expected to be paid a pro-rata distribution based on BGC’s calculation of Adjusted Earnings per fully diluted share. Charges with respect to grants of exchangeability reflect the value of the shares of common stock into which the unit is exchangeable when the unit holder is granted exchangeability not previously expensed in accordance with GAAP. The amount of charges relating to grants of exchangeability the Company uses to calculate pre-tax Adjusted Earnings on a quarterly basis is based upon the Company’s estimate of expected grants of exchangeability to limited partnership units and other compensatory grants of equity during the annual period, as described further below under “Adjustments Made to Calculate Post-Tax Adjusted Earnings”.

Adjustments Made to Calculate Post-Tax Adjusted Earnings

Although Adjusted Earnings are calculated on a pre-tax basis, BGC also reports post-tax Adjusted Earnings. The Company defines post-tax Adjusted Earnings as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and Adjusted Earnings attributable to noncontrolling interest in subsidiaries.

The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, BGC estimates its full fiscal year GAAP income (loss) from continuing operations before income taxes and noncontrolling interests in subsidiaries and the expected inclusions and deductions for income tax purposes, including expected grants of exchangeability and other compensatory grants of equity during the annual period. The resulting annualized tax rate is applied to BGC’s quarterly GAAP income (loss) from continuing operations before income taxes and noncontrolling interests in subsidiaries. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.

To determine the non-GAAP tax provision, BGC first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include charges with respect to grants of exchangeability and other compensatory grants of equity, certain charges related to employee loan forgiveness, certain net operating loss carryforwards when taken for statutory purposes, certain charges related to tax goodwill amortization, and deductions with respect to any charitable contributions. These adjustments may also reflect timing and measurement differences, including treatment of employee loans, changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange, variations in the value of certain deferred tax assets, and liabilities and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.

After application of these adjustments, the result is the Company’s taxable income for its pre-tax Adjusted Earnings, to which BGC then applies the statutory tax rates to determine its non-GAAP tax provision. BGC’s effective tax rate on pre-tax Adjusted Earnings is equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.

Generally, the most significant factor affecting this non-GAAP tax provision is the amount of charges relating to the grants of exchangeability and other compensatory grants of equity. Because the charges relating to the grants of exchangeability and other compensatory grants of equity are deductible in accordance with applicable tax laws, increases in exchangeability and such grants have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.

Management uses Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the Company’s business, to make decisions with respect to the Company’s operations, and to determine the amount of dividends payable to common stockholders and distributions payable to holders of limited partnership units.

BGC incurs income tax expenses based on the location, legal structure and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., BGC operates principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100 percent of earnings were taxed at global corporate rates.

Calculations of Post-Tax Adjusted Earnings per Share

BGC’s Post-tax Adjusted Earnings per share calculations assume either that:

*	The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or
*	The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax.

The share count for Adjusted Earnings excludes certain shares and share equivalents expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to BGC’s stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors, including post-tax Adjusted Earnings per share. BGC may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest. The amount of this net income, and therefore of these payments per unit, would be determined using the above definition of post-tax Adjusted Earnings per share on a pre-tax basis.

The declaration, payment, timing and amount of any future dividends payable by the Company will be at the discretion of its Board of Directors.

Other Matters with Respect to Adjusted Earnings

The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings, as well as related measures, are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of BGC’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that the GAAP and Adjusted Earnings measures of financial performance should be considered together.

BGC anticipates providing forward-looking guidance for GAAP revenues and for certain non-GAAP measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible to forecast GAAP results or to quantitatively reconcile GAAP forecasts to non-GAAP forecasts with sufficient precision unless BGC makes unreasonable efforts. The items that are difficult to predict on a quarterly basis with precision and which can have a material impact on the Company’s GAAP results include, but are not limited, to the following:

*

Allocations of net income and grants of exchangeability to limited partnership units, as well as other compensatory grants of equity, which are determined at the discretion of management throughout and up to the period-end;

*	The impact of certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging. These items are calculated using period-end closing prices;

*	Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end; and
*	Acquisitions, dispositions and/or resolutions of litigation, which are fluid and unpredictable in nature.

For more information regarding Adjusted Earnings, see the certain sections and tables of this document and/or the Company’s most recent financial results press release in which BGC’s non-GAAP results are reconciled to those under GAAP.

Adjusted EBITDA

BGC also provides an additional non-GAAP financial performance measure, “Adjusted EBITDA”, which it defines as GAAP “Net income (loss) available to common stockholders”, adjusted to add back the following items:

*	Interest expense;
*	Fixed asset depreciation and intangible asset amortization;
*	Impairment charges;
*	Employee loan amortization and reserves on employee loans;
*	Provision (benefit) for income taxes;
*	Net income (loss) attributable to noncontrolling interest in subsidiaries;
*	Allocations of net income to limited partnership units and FPUs;
*

GAAP charges relating to grants of exchangeability of partnership units with no capital accounts into shares of common stock or into partnership units with capital accounts, and, in conjunction with the exchange of such units, the redemption of preferred units;

*	GAAP charges with respect to the grant of an offsetting amount of common stock in connection with the redemption of certain units; and
*	Non-cash earnings or losses related to the Company’s equity investments.

The Company’s management believes that its Adjusted EBITDA measure is useful in evaluating BGC’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses this measure to evaluate operating performance and for other discretionary purposes. BGC believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.

Since BGC’s Adjusted EBITDA measure is not a recognized measurement under GAAP, investors should use this measure in addition to GAAP measures of net income when analyzing BGC’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations, because the Company’s Adjusted EBITDA measure does not consider certain cash requirements, such as tax and debt service payments.

For more information regarding Adjusted EBITDA, see the certain sections and tables of this document and/or the Company’s most recent financial results press release in which BGC’s non-GAAP results are reconciled to those under GAAP.

Liquidity Defined

BGC also uses a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents plus marketable securities that have not been financed, reverse repurchase agreements, and securities owned, less securities loaned and repurchase agreements. BGC considers this an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice.

Simplifying Non-GAAP Reporting Beginning in 2019

Beginning with the first quarter of 2019, the Company expects to simplify and clarify its definitions of Adjusted Earnings and Adjusted EBITDA in order to be more consistent with how many other companies report their non-GAAP results.

Specifically, the Company will no longer add back only grants of exchangeability to limited partnership units and FPUs and issuance of common stock. Instead, BGC anticipates adding back all charges relating to equity-based compensation, as described below. The amount added back each period is expected to match the line item Equity-based compensation and allocations of net income to limited partnership units as recorded on the Company’s GAAP statements of cash flows. This GAAP line item includes:

*

GAAP charges relating to grants of exchangeability of partnership units with no capital accounts into shares of common stock or into partnership units with capital accounts, and, in conjunction with the exchange of such units, the redemption of preferred units;

*	GAAP charges related to amortization of RSUs and limited partnership units as well as to grants of equity awards;
*	GAAP charges with respect to the grant of an offsetting amount of common stock in connection with the redemption of certain units; and
*	GAAP allocations of net income to limited partnership units and FPUs.

All share equivalents that are part of the Company’s equity-based compensation program, including RSUs, REUs, PSUs, LPUs, HDUs, and other units that may be made exchangeable into common stock, have always been included in the fully diluted share count when issued. The Company expects to periodically provide an annual outlook for the growth of its fully diluted share count expected as a result of its ongoing equity-based and partnership compensation program.

The Company also plans to no longer exclude GAAP charges with respect to employee loan amortization and reserves on employee loans when calculating Adjusted EBITDA. Going forward, the Company’s reported Adjusted EBITDA for 2017 and 2018 will no longer exclude such GAAP charges.

These anticipated changes in non-GAAP presentation will be implemented for the first time when the Company reports its results for the three months ended March 31, 2019. The Company has recast its historical non-GAAP financial presentation for 2018 and 2017 consistent with this new definition in Excel tables on its investor relations website at ir.bgcpartners.com.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage and financial technology company. BGC’s Financial Services offerings include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commodities, futures, and structured products. BGC provides a wide range of services, including trade execution, broker-dealer services, clearing, trade compression, post trade, information, and other services to a broad range of financial and non-financial institutions. Through brands including Fenics, BGC Trader, Capitalab, Lucera, and Fenics Market Data, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. BGC, BGC Trader, GFI, Fenics, Fenics Market Data, Capitalab, and Lucera are trademarks/service marks and/or registered trademarks/service marks of BGC Partners, Inc. and/or its affiliates.

BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, and investment firms. BGC’s Class A common stock trades on the NASDAQ Global Select Market under the ticker symbol “BGCP”. BGC Partners is led by Chairman and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcpartners.com. You can also follow BGC at https://twitter.com/bgcpartners, https://www.linkedin.com/company/bgc-partners and/or http://ir.bgcpartners.com/Investors/default.aspx.

Discussion of Forward-Looking Statements about BGC and Newmark

Statements in this document regarding BGC and Newmark that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. Except as required by law, BGC and Newmark undertake no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC's and Newmark’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in these filings and any updates to such risk factors contained in subsequent Forms 10-K, Forms 10-Q or Forms 8-K.

Media Contact:

Karen Laureano-Rikardsen
+1 212-829-4975

Investor Contact:
Ujjal Basu Roy or Jason McGruder
+1 212-610-2426

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	December 31,	December 31,
	2018	2017
Assets
Cash and cash equivalents	$336,535	$513,306
Cash segregated under regulatory requirements	80,243	110,110
Securities owned	58,408	33,007
Marketable securities	32,064	150,553
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	941,866	738,699
Accrued commissions and other receivables, net	516,091	399,839
Loans, forgivable loans and other receivables from employees and partners, net	216,868	125,407
Fixed assets, net	157,169	124,526
Investments	35,403	34,222
Goodwill	504,646	468,050
Other intangible assets, net	298,779	286,100
Receivables from related parties	7,748	3,739
Other assets	246,937	158,615
Assets from discontinued operations	—	2,283,539
Total assets	$3,432,757	$5,429,712

Liabilities, Redeemable Partnership Interest, and Equity
Short-term borrowings	$5,162	$6,046
Repurchase agreements	986	—
Securities loaned	15,140	144,720
Accrued compensation	195,234	195,999
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	769,833	604,533
Payables to related parties	40,155	40,988
Accounts payable, accrued and other liabilities	754,819	678,089
Notes payable and other borrowings	763,548	575,029
Liabilities from discontinued operations	—	1,998,152
Total liabilities	2,544,877	4,243,556
Redeemable partnership interest	24,706	46,415
Equity
Stockholders' equity:
Class A common stock, par value $0.01 per share; 750,000 shares authorized; 341,745 and 306,218 shares issued at December 31, 2018 and December 31, 2017, respectively; and 291,475 and 256,968 shares outstanding at
December 31, 2018 and December 31, 2017, respectively	3,417	3,063
Class B common stock, par value $0.01 per share; 150,000 shares authorized;
45,884 and 34,848 shares issued and outstanding at December 31, 2018 and
December 31, 2017, respectively, convertible into Class A common stock	459	348
Additional paid-in capital	2,208,221	1,763,371
Contingent Class A common stock	—	40,472
Treasury stock, at cost: 50,270 and 49,250 shares of Class A common stock at
December 31, 2018 and December 31, 2017, respectively	(314,240)	(303,873)
Retained deficit	(1,105,019)	(859,009)
Accumulated other comprehensive income (loss)	(24,465)	(10,486)
Total stockholders' equity	768,373	633,886
Noncontrolling interest in subsidiaries	94,801	505,855
Total equity	863,174	1,139,741
Total liabilities, redeemable partnership interest and equity	$3,432,757	$5,429,712

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenues:
Commissions	$372,073	$330,093	$1,510,386	$1,333,367
Principal transactions	62,787	75,987	313,053	317,856
Total brokerage revenues	434,860	406,080	1,823,439	1,651,223

Fees from related parties	5,022	8,020	24,076	27,094
Data, software and post-trade	18,169	14,372	65,185	54,557
Interest income	3,919	2,825	14,404	14,557
Other revenues	4,381	669	10,706	3,520
Total revenues	466,351	431,966	1,937,810	1,750,951

Expenses:
Compensation and employee benefits	250,792	248,744	1,007,536	956,247
Allocations of net income and grant of exchangeability to
limited partnership units and FPUs and issuance of common stock	84,337	93,200	199,157	227,471
Total compensation and employee benefits	335,129	341,944	1,206,693	1,183,718
Occupancy and equipment	38,934	36,829	149,594	142,884
Fees to related parties	4,586	8,884	20,163	15,820
Professional and consulting fees	23,865	20,563	84,103	63,369
Communications	26,808	30,272	118,014	119,379
Selling and promotion	19,112	17,364	69,338	62,463
Commissions and floor brokerage	17,549	12,517	61,891	43,130
Interest expense	11,615	25,542	41,733	76,958
Other expenses	17,541	13,786	64,309	70,145
Total non-compensation expenses	160,010	165,757	609,145	594,148
Total expenses	495,139	507,701	1,815,838	1,777,866

Other income (losses), net:
Gain (loss) on divestiture and sale of investments	—	—	—	561
Gains (losses) on equity method investments	2,415	1,587	7,377	4,627
Other income (loss)	2,453	2,946	50,468	25,863
Total other income (losses), net	4,868	4,533	57,845	31,051

Income (loss) from operations before income taxes	(23,920)	(71,202)	179,817	4,136

Provision (benefit) for income taxes	16,980	41,084	76,120	92,772
Consolidated net income (loss) from continuing operations	(40,900)	(112,286)	103,697	(88,636)
Consolidated net income (loss) from discontinued operations, net of tax	11,041	(45,380)	176,169	170,365
Consolidated net income (loss)	$(29,859)	$(157,666)	$279,866	$81,729

Less: Net income (loss) from continuing operations attributable to noncontrolling interest in subsidiaries	(18,995)	(31,983)	29,993	36,167
Less: Net income (loss) from discontinued operations attributable to noncontrolling interest in subsidiaries	5,879	(5,884)	52,353	(5,913)

Net income (loss) available to common stockholders	$(16,743)	$(119,799)	$197,520	$51,475

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

Continued

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Per share data:
Net income (loss) available to common stockholders:
Net income (loss) from continuing operations	$(21,905)	$(80,303)	$73,704	$(124,803)
Net income (loss) from discontinued operations (1)	3,370	(39,496)	120,438	176,278
Net income (loss) available to common stockholders (1)	$(18,535)	$(119,799)	$194,142	$51,475

Basic earnings per share
Continuing operations	$(0.07)	$(0.28)	$0.23	$(0.43)
Discontinued operations	$0.01	$(0.14)	$0.37	$0.61
Basic earnings (loss) per share	$(0.06)	$(0.41)	$0.60	$0.18
Basic weighted-average shares of common stock outstanding	331,382	290,871	322,141	287,378

Fully diluted earnings per share
Net income (loss) for fully diluted shares from continuing operations	$(21,905)	$(80,303)	$73,704	$(124,803)
Fully diluted earnings (loss) per share from continuing operations	$(0.07)	$(0.28)	$0.23	$(0.43)
Fully diluted weighted-average shares of common stock outstanding	331,382	290,871	323,844	287,378

Net income (loss) for fully diluted shares from discontinued operations	$2,460	$(39,496)	$162,548	$176,278
Fully diluted earnings (loss) per share from discontinued operations	$0.00	$(0.14)	$0.33	$0.39
Fully diluted weighted-average shares of common stock outstanding	498,548	290,871	486,700	454,256

(1)	In accordance with ASC 260, includes a reduction for dividends on preferred stock or units.

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.

RECONCILIATION OF GAAP INCOME (LOSS) FROM CONTINUING OPERATIONS TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS AND GAAP FULLY DILUTED EPS FROM CONTINUING OPERATIONS TO POST-TAX ADJUSTED EPS FROM CONTINUING OPERATIONS

(in thousands, except per share data)

(unaudited)

	Q4 2018	Q4 2017	FY 2018	FY 2017
GAAP income (loss) before income taxes from continuing operations	$(23,920)	$(71,202)	$179,817	$4,136
Pre-tax adjustments:
Non-cash (gains) losses related to equity investments, net	(2,415)	(1,587)	(7,377)	(4,627)
Allocations of net income and grant of exchangeability to
limited partnership units and FPUs and issuance of common stock	84,337	93,200	199,157	227,471
(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, and other non-cash, non-dilutive items, net (1)	27,460	37,440	21,871	72,614
Total pre-tax adjustments	109,383	129,053	213,652	295,458

Pre-tax adjusted earnings from continuing operations	$85,463	$57,851	$393,469	$299,594

GAAP net income (loss) available to common stockholders from continuing operations	$(21,905)	$(80,303)	$73,704	$(124,803)
Allocation of net income (loss) from continuing operations to noncontrolling interest in subsidiaries	(22,098)	(32,025)	18,251	34,688
Total pre-tax adjustments (from above)	109,383	129,053	213,652	295,458
Income tax adjustment to reflect adjusted earnings taxes	4,982	39,227	30,241	83,155
Post-tax adjusted earnings from continuing operations	$70,362	$55,952	$335,848	$288,498

Per Share Data

GAAP fully diluted earnings (loss) per share from continuing operations	$(0.07)	$(0.28)	$0.23	$(0.43)
Less: Allocations of net income (loss) from continuing operations to limited partnership units, FPUs, and noncontrolling interest in subsidiaries, net of tax	(0.02)	0.03	(0.04)	0.24
Total pre-tax adjustments (from above)	0.22	0.28	0.44	0.65
Income tax adjustment to reflect adjusted earnings taxes	0.01	0.08	0.06	0.18
Post-tax adjusted earnings per share from continuing operations	$0.14	$0.12	$0.69	$0.64

Fully diluted weighted-average shares of common stock outstanding	498,548	462,912	486,700	454,256

Dividends declared per share of common stock	$0.18	$0.18	$0.72	$0.70
Dividends declared and paid per share of common stock	$0.18	$0.18	$0.72	$0.70

(1)

Q4 2018 and FY 2018 include a non-cash gain (loss) of $(0.7) million and $37.6 million, respectively, related to a fair value adjustment of an investment held by BGC under GAAP, which was excluded for Adjusted Earnings

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.

FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT

FOR GAAP AND ADJUSTED EARNINGS FROM CONTINUING OPERATIONS

(in thousands)

(unaudited)

	Q4 2018	Q4 2017	FY 2018	FY 2017

Common stock outstanding	331,382	290,871	322,141	287,378
RSUs	—	—	368	—
Other	—	—	1,335	—

Fully diluted weighted-average share count for GAAP continuing operations	331,382	290,871	323,844	287,378

Adjusted Earnings Adjustments:
Limited partnership units	102,251	105,336	99,657	100,215
Cantor units	50,986	51,888	50,944	51,361
Founding partner units	12,224	12,943	12,255	13,474
RSUs	260	679	—	521
Other	1,445	1,195	—	1,307

Fully diluted weighted-average share count for AE continuing operations	498,548	462,912	486,700	454,256

BGC PARTNERS, INC.

LIQUIDITY ANALYSIS FROM CONTINUING OPERATIONS

(in thousands)

(unaudited)

	December 31, 2018	December 31, 2017

Cash and cash equivalents	$336,535	$513,306
Repurchase agreements	(986)	—
Securities owned	58,408	33,007
Marketable securities (1)	16,924	5,833
Total	$410,881	$552,146
(1)

As of December 31, 2018 and December 31, 2017, $15.1 million and $144.7 million, respectively, of Marketable securities on our balance sheet were lent out in Securities loaned transactions and therefore are not included as part of our Liquidity Analysis.

BGC PARTNERS, INC.

RECONCILIATION OF GAAP INCOME (LOSS) FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA FROM CONTINUING OPERATIONS

(in thousands)

(unaudited)

	Q4 2018	Q4 2017	FY 2018	FY 2017
GAAP Net income (loss) available to common stockholders from continuing operations	$(21,905)	$(80,303)	$73,704	$(124,803)
Add back:
Provision (benefit) for income taxes	16,980	41,084	76,120	92,772
Net income (loss) from continuing operations attributable to noncontrolling interest in subsidiaries (1)	(18,995)	(31,983)	29,993	36,167
Employee loan amortization and reserves on employee loans	10,005	12,686	13,015	26,930
Interest expense	11,615	25,542	41,733	76,958
Fixed asset depreciation and intangible asset amortization	19,534	16,831	71,495	65,444
Impairment of long-lived assets	540	2,962	2,807	5,073
Exchangeability and issuance of common stock charges (2)	78,559	92,181	160,804	176,462
Allocations of net income to limited partnership units and FPUs (3)	5,778	1,019	38,353	51,009
(Gains) losses on equity investments (4)	(2,415)	(1,587)	(7,377)	(4,627)
Adjusted EBITDA from continuing operations	$99,696	$78,432	$500,647	$401,385

(1) Primarily represents Cantor's pro-rata portion of net income.

(2) Represents non-cash and non-dilutive charges relating to grants of exchangeability and issuance of common stock. Such charges reflect the value of the shares of common stock into which the unit is exchangeable when the unit holder is granted exchangeability or the value of the shares of the common stock issued.

(3) Represents BGC employees' pro-rata portion of net income.

(4) Non-cash gains related to BGC's investments accounted for under the equity method.

Note: Beginning in the first quarter of 2019, while calculating Adjusted EBITDA, BGC will add all charges relating to equity-based compensation and will no longer exclude GAAP charges with respect to employee loan amortization and reserves on employee loans.

BGC Partners, Inc. Quarterly and Annual Market Activity Report

The following table provides certain volume and transaction count information on BGC Partners’ fully electronic system for the periods indicated.

						% Change	% Change	Value Change	% Change
	4Q17	3Q18	4Q18	FY2017	FY2018	Q4'18 vs. Q4'17	Q4'18 vs. Q3'18	FY'18 vs. FY'17	FY'18 vs. FY'17
Notional Volume (in $US billions)
Fully Electronic Rates	1,746	1,859	2,745	7,130	8,627	57.2%	47.7%	1,497	21.0%
Fully Electronic FX	2,276	2,410	2,608	9,097	10,425	14.6%	8.2%	1,328	14.6%
Fully Electronic Credit	479	494	383	2,087	2,027	(20.0%)	(22.4%)	(59)	(2.8%)
Fully Electronic Equities & Other	1	2	3	11	8	120.9%	51.9%	(3)	(27.8%)
Total Fully Electronic Volume	4,503	4,764	5,738	18,326	21,088	27.4%	20.5%	2,762	15.1%

HYBRID
Total Hybrid Volume	70,729	70,749	89,451	270,581	308,790	26.5%	26.4%	38,209	14.1%
Total Hybrid & Fully Electronic Volume	75,231	75,513	95,189	288,907	329,878	26.5%	26.1%	40,971	14.2%

Transaction Count
Fully Electronic Rates	101,099	207,433	219,219	409,717	699,153	116.8%	5.7%	289,436	70.6%
Fully Electronic FX	2,067,842	2,291,801	2,627,112	8,221,363	9,932,469	27.0%	14.6%	1,711,106	20.8%
Fully Electronic Credit	57,280	65,366	62,326	258,452	283,150	8.8%	(4.7%)	24,698	9.6%
Fully Electronic Equities & Other	463	1,078	1,020	2,058	3,786	120.3%	(5.4%)	1,728	84.0%
Total Fully Electronic Transactions	2,226,684	2,565,678	2,909,677	8,891,590	10,918,557	30.7%	13.4%	2,026,967	22.8%

HYBRID
Total Hybrid Transactions	1,265,239	1,181,415	1,253,451	5,273,937	5,128,893	(0.9%)	6.1%	(145,045)	(2.8%)
Total Hybrid and Fully Electronic Transactions	3,491,923	3,747,093	4,163,128	14,165,527	16,047,450	19.2%	11.1%	1,881,923	13.3%

Trading Days	63	63	64	251	251

Note:  “Hybrid” is defined as transactions involving some element of electronic trading but executed by BGC's brokers, exclusive of voice-only transactions. “Fully Electronic” involves customer-to-customer trades, free from broker execution. Certain information may have been recast with current estimates to reflect changes in reporting methodology. Such revisions have no impact on the Company’s revenues or earnings.